                                                                     EXHIBIT 2.4


                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT is made as of February ___, 1999, by and between IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership, and/or one or more nominees (collectively, "IACLP"), as buyer, and WILLIAM W. THOMPSON ("THOMPSON"), BRUCE DORFMAN ("DORFMAN") and ROBERT HUGHES ("HUGHES"), as sellers. Thompson, Dorfman and Hughes shall sometimes hereinafter be individually referred to as a "SELLER" and collectively referred to as "SELLERS".


                                    RECITALS

                  IACLP desires to acquire from each of the Sellers, and each of the Sellers desires to sell to IACLP, the shares of TRC owned, respectively, by such Seller.

                  NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. AGREEMENT TO SELL. Subject to the terms and conditions set forth herein, each of the Sellers hereby agrees to sell to IACLP, and IACLP hereby agrees to purchase from each of the Sellers, all of such Seller's right, title and interest in the issued and outstanding shares of TRC owned by such Seller (such shares, in the aggregate, shall be hereinafter collectively referred to as the "SHARES") for such Seller's respective share of the Purchase Price (as hereinafter defined). As used herein, the term "PURCHASE PRICE" shall be an amount equal to $4,533,782.00. The Purchase Price shall be distributed to each of the Sellers, on a pro rata basis, based upon the Shares of TRC owned by such Seller.

                  SECTION 2. CLOSING. The closing (the "CLOSING") of the purchase of the Shares shall take place immediately after the merger of Irvine Apartment Communities, Inc., a Maryland corporation ("IAC"), with and into an affiliate of The Irvine Company, a Delaware corporation (the "ACQUISITION"). If the Acquisition does not occur by December 31, 1999, then either IACLP or the Sellers may terminate this Agreement by delivery of written notice to the other.

                  SECTION 3. IACLP CONDITIONS PRECEDENT TO CLOSING. IACLP's obligation to purchase the Shares shall be subject to satisfaction of the following conditions precedent:

                  (a) the closing of the Acquisition shall have occurred (in the event that IACLP determines that the Acquisition will not occur, IACLP may terminate this Agreement by the delivery of written notice to the Sellers),

                  (b) each of the representations and warranties made by the Sellers shall be true and correct as of the date when made and as of the Closing,

                  (c) IACLP shall have received (1) a certificate or certificates representing 1,250 Shares (the "CERTIFICATES"), free and clear of any lien, security interest, encumbrance, claim or right of another (collectively, "ENCUMBRANCE"), duly endorsed by the owner thereof, and (2) such evidence as IACLP may require that the spouses of each of the Sellers have consented to the sale of the Shares owned by such Seller and fully and completely released any interest such spouse may have in such Shares.

                  SECTION 4. SELLERS' CONDITIONS PRECEDENT TO CLOSING. Sellers' obligation to sell the Shares to IACLP shall be subject to the payment by IACLP of the Purchase Price.

                  SECTION 5. SELLERS' REPRESENTATIONS, WARRANTIES AND COVENANTS. In consideration of IACLP's agreement to purchase the Shares, each of the Sellers hereby, jointly and severally, represents, warrants and covenants as follows:

                  (a) The entire authorized stock of TRC consists of 10,000 shares of common stock of which 1,250 shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe, conversion rights or other agreements or commitments to which TRC or any of the Sellers are parties or which are binding upon TRC or any of the Sellers providing for the issuance or acquisition of the stock of TRC which would be binding upon IACLP or would otherwise affect the transaction contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to TRC which would be binding upon IACLP or would otherwise affect the transaction contemplated by this Agreement.

                  (b) Thompson owns, beneficially and of record, 1,000 Shares, free and clear of all Encumbrances; Dorfman owns, beneficially and of record, 125 Shares, free and clear of all Encumbrances; and Hughes owns, beneficially and of record, 125 Shares, free and clear of all Encumbrances. The delivery of the Certificates to IACLP will result in IACLP's immediate acquisition, of record and of beneficial ownership, of all of the issued and outstanding Shares of TRC, free and clear of any Encumbrance, and with all rights of ownership associated therewith.

                  (c) TRC was formed on December 22, 1995. TRC timely elected to be a Subchapter S corporation under Section 1362 of the Internal Revenue Code of 1986, as amended (the "CODE"), and comparable provisions of state law, with respect to its first tax reporting year, and has not, at any time thereafter through the date of Closing, revoked such election. TRC is not aware of any action taken or not taken by it which has caused or would cause TRC not to qualify as a Subchapter S corporation under the Code and comparable provisions of state law.

                  (d) The assets listed on Schedule 1 attached hereto and incorporated herein by this reference (the "ASSETS") are owned by TRC free and clear of all Encumbrances. Since the contribution of certain of its assets to IACLP pursuant to the Contribution Agreement (as defined in Schedule 1), TRC has conducted no business other than such business as is incidental to its ownership of the Assets, and has had no employees. Except for the Assets, TRC has no assets other than its corporate books and records, its corporate franchise and its corporate bank accounts.

                  (e) All tax returns and all information returns for all periods ending on or before the date of the Closing that were, are or will be required to be filed by, or with respect to, TRC have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the applicable taxing authority. All such tax returns and all information returns were, when filed, and continue to be, true, correct and complete. There are no outstanding extensions to file any tax return. TRC has paid or, if not yet due and payable, will pay when due all income, franchise, property, employee-related and any and all other taxes, fees and assessments of whatever kind or nature, including any interest or penalties thereon, that relate to periods through the date of the Closing. TRC has not been audited by any taxing authority, nor has TRC or any of its shareholders been notified of any such audit.

                  (f) To the best of the Sellers' knowledge, there is no litigation, arbitration, audit, suit, claim, governmental or other proceeding (formal or informal) or investigation pending or threatened against TRC or that relates to, or seeks to prohibit or otherwise challenge the transaction contemplated herein.

                  (g) TRC has not filed any consent under Section 341(f) of the Code.

                  (h) None of the Sellers is a "foreign person" within the meaning of Section 1445 of the Code.

                  (i) Within two (2) weeks after the Closing, TRC shall furnish to IACLP its tax basis for each of its assets as of December 31, 1998.

                  SECTION 6. 1377 ELECTION. The parties agree that they shall cooperate with each other and execute such consents as necessary or appropriate so as to, and shall cause TRC at the appropriate time to, make an election under
Section 1377(a)(2) of the Code, effective as of the Closing. Any tax return for TRC to be filed by IACLP with respect to periods prior to the date of the Closing shall be subject to Sellers' review and approval, which approval shall not be unreasonably withheld or delayed.

                  SECTION 7. BANK ACCOUNTS; NAME OF CORPORATION. Notwithstanding anything to the contrary contained herein, Sellers shall retain ownership to any and all bank accounts which are maintained by TRC prior to the Closing. In connection therewith, Sellers shall promptly close such accounts or change the name under which any or all such accounts are held. Within sixty (60) days after the Closing, IACLP shall change the name of the corporation from "Thompson Residential Company, Inc." to another name, and, from and after the effectiveness of such name change, IACLP shall relinquish the right to use the name "Thompson Residential Company, Inc."

                  SECTION 8.  INDEMNITY.

                  (a) IACLP, on the one hand, and each of the Sellers, jointly and severally, on the other hand, hereby indemnifies, agrees to defend and hold the other harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees and costs) (collectively, "CLAIMS") that may at any time be incurred by IACLP or any of the Sellers, as applicable, whether before or after the Closing, as a result of any breach by IACLP or any of the Sellers, as applicable, of its or his representations, warranties, covenants or obligations set forth herein or in any other document delivered by IACLP or any of the Sellers (as applicable) pursuant hereto.

                  (b) Each of the Sellers hereby, jointly and severally, agrees to indemnify, defend and hold IACLP harmless from and against any and all Claims that may at any time be incurred by IACLP as a result of any act or omission on the part of TRC in the conduct of its business or otherwise prior to the Closing.

                  (c) IACLP hereby agrees to indemnify, defend and hold each of the Sellers harmless from and against any and all Claims that may at any time be incurred by such Seller as a result of any act or omission on the part of TRC in the conduct of its business or otherwise from and after the Closing.

                  (d) Notwithstanding the foregoing, (i) none of the Sellers shall have any indemnification obligation under this Section 8 with respect to any and all Claims that arise from agreements, documents or other matters which were assigned to and assumed by IACLP pursuant to the provisions of the Contribution Agreement or related documents, and (ii) the Sellers' liability under this Section 8 shall not, in the aggregate, exceed the Purchase Price.

                  (e) Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action or the making of any claim, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, give notice to the indemnifying party of the commencement or making thereof. In the event any such action or claim shall be brought or made against an indemnified party, the indemnifying party shall be entitled to participate therein and, if it so chooses, to assume the defense thereof with legal counsel reasonably satisfactory to the indemnified party. If the indemnifying party assumes the defense of such action with legal counsel reasonably acceptable to the indemnified party, (i) the indemnifying party shall not be liable to such indemnified party for any other legal fees subsequently incurred by the indemnified party in connection with such defense, and (ii) the indemnifying party shall, at reasonable intervals, keep the indemnified party advised as to the status of such action or claim and shall promptly notify the indemnified party of any material developments related thereto, including, without limitation, the proposal of any compromise or settlement in connection therewith.

                  SECTION 9. DELIVERY OF BOOKS AND RECORDS. Within two (2) weeks after the Closing, the Sellers shall deliver to IACLP all of the corporate books and records and tax returns

(along with such supporting papers, if any, that are reasonably needed in connection therewith) of TRC.

                  SECTION 10.  MISCELLANEOUS.

                  (a) Each party to this Agreement shall, at the request of another party, execute and deliver or cause to be executed and delivered all such further instruments, and take or cause to be taken, such further action as may be reasonably necessary or appropriate in order to sell, assign, transfer and convey to IACLP the Shares , or otherwise confirm or carry out the provisions of this Agreement.

                  (b) All representations, warranties and covenants contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the closing of the transactions contemplated herein for a period of one year. All indemnities contained in this Agreement shall survive the closing of the transactions contemplated herein for the applicable statute of limitations period after giving effect to any extension, waiver or mitigation.

                  (c) This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party.

                  (d) This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

                  (e) IACLP shall pay the reasonable attorneys' and other professional consultants' fees and expenses incurred by the Sellers in connection with the negotiation of this Agreement. Any such fees and expenses shall be paid by IACLP within a reasonable period after receipt of an invoice that details such fees and expenses.

                  (f) In the event of any dispute or litigation concerning the enforcement of this Agreement, the losing party shall pay all charges, costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party whether or not any action or proceeding is brought relative to such dispute and whether or not such litigation is prosecuted to judgment.

                  (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     "IACLP"

                                     IRVINE APARTMENT COMMUNITIES, L.P.,
                                     a Delaware limited partnership

                                     By:  IRVINE APARTMENT
                                          COMMUNITIES, INC.,
                                          a Maryland corporation


                                     By:  /s/ WILLIAM H. McFARLAND
                                          --------------------------------------
                                          Name: William H. McFarland
                                                --------------------------------
                                          Title: President
                                                --------------------------------


                                     By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------



                                     "SELLERS"


                                     /s/ WILLIAM W. THOMPSON
                                     -------------------------------------------
                                     WILLIAM W. THOMPSON

                                     /s/ BRUCE DORFMAN
                                     -------------------------------------------
                                     BRUCE DORFMAN

                                     /s/ ROBERT HUGHES
                                     -------------------------------------------
                                     ROBERT HUGHES

                                   SCHEDULE 1

                                     ASSETS



        1.      74,523 limited partnership units in IACLP.

        2. The rights of TRC under that certain Contribution Agreement dated as of December 20, 1996, by and between IACLP and TRC, as amended (the "CONTRIBUTION AGREEMENT") and related documents.


                                      S-1